FOR IMMEDIATE RELEASE

CONTACTS: ALLAN L. SHAW, Chief Financial Officer, Viatel Inc.
          Phone: (212) 350-9200 E-mail: allan_shaw@viatel.com

          JEFFREY GOLDBERGER, or Christine Davies, Stern & Co.
          Phone: (212) 888-0044 E-mail: info@sternco.com

            VIATEL ANNOUNCES INTENTION TO REFINANCE OUTSTANDING DEBT WITH TENDER OFFER FOR 15% SENIOR DISCOUNT NOTES DUE 2005

COMPANY PROPOSES TO RAISE $540 MILLION IN OFFERING OF DEBT AND CONVERTIBLE STOCK


NEW YORK, NY (MARCH 3, 1998) -- Viatel, Inc. (Nasdaq/NM: VYTL) today announced its intention to refinance its outstanding debt. The refinancing will consist of the purchase of all of the Company's 15% Senior Discount Notes Due 2005 ("Notes") in a tender offer and the amendment of certain of the covenants and agreements in the indenture relating to the Notes pursuant to consents being solicited from record holders.

The total consideration to be paid for each validly tendered Note will be based upon a fixed spread of 100 basis points over the yield to maturity at 2:00 P.M., New York City time, on March 16, 1998, of the 6.375% U.S. Treasury Notes due January 1, 2000, and will include a $20.00 consent payment per $1,000 principal amount.

In conjunction with the tender offer, the Company is soliciting consents to amend the Indenture governing the Notes to eliminate substantially all of the covenants contained in such Indenture. Holders who tender their Notes will be required to consent to the proposed amendments. Holders may not consent to the proposed amendments without tendering their Notes. Tendered Notes cannot be withdrawn and consents cannot be revoked at any time subsequent to 5:00 P.M., New York City time, on March 16, 1998. Holders tendering their Notes after the consent expiration will receive the total consideration less the consent payment. The tender offer will expire at 11:59 P.M., New York City time, on March 30, 1998, unless extended. The information agent for the tender offer and consent solicitation is MacKenzie Partners, Inc., reachable by phone at (212) 929-5500 -- Collect; or (800) 322-2885 -- Toll Free.

Viatel is also proposing to raise approximately $540 million through an offering of Units, consisting of Senior Discount Notes Due 2008 and shares of convertible redeemable preferred stock of the Company. The offering of the Units is expected to be completed on March 30, 1998. The Company intends to use the proceeds from the offering of Units to fund the tender offer and consent solicitation, the continued expansion of its European network and operations, including the construction of a fiber-optic ring, known as Circe, connecting London, Paris, Brussels, Antwerp, Rotterdam and Amsterdam, as well as to fund other general corporate and working capital purposes.



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Consummation of the tender offer and consent  solicitation  are conditioned upon the successful completion of the Units offering, and receipt of consents and receipt of tenders from at least a majority in principal amount at maturity of the Notes.

The Units will be sold to investors in the United States pursuant to a private placement under Rule 144A and to investors outside the United States pursuant to Regulation S. The units will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Act. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer or solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The matters discussed in this release are forward-looking statements that involve risks and uncertainties, including financing risks, construction risks and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Viatel undertakes no duty to update such forward-looking statements.

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